Exhibit 99.1

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $1.2 BILLION OF SENIOR NOTES

INDIANAPOLIS, January 13, 2014—Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $600 million principal amount of its 2.200% senior notes due February 1, 2019, and $600 million principal amount of its 3.750% senior notes due February 1, 2024. Combined, the new issues of senior notes have a weighted average duration of 7.5 years and an average coupon rate of 2.975%. This offering is expected to close on January 21, 2014.

The Operating Partnership currently expects to use the net proceeds from the public offering to repay debt and for general corporate purposes.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, BBVA Securities Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. are serving as joint book-running managers of the public offering which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements regarding the Operating Partnership’s proposed offering of senior notes.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in their most recent annual and quarterly periodic reports and other reports filed from time to time with the SEC.  These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and a global leader in the retail real estate industry.  The Company currently owns or has an interest in more than 325 retail real estate properties in North America and Asia comprising approximately 242 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.

Contacts: Investor Relations 800.461.3439; Media 317.263.7711